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Exhibit 5.1

Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, DC 20036

November 1, 2002

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075

Gentlemen:

        We have acted as counsel to Digital Angel Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the registration of 25,348,720 shares of common stock, par value $0.005 per share (the "Common Shares"), of the Company, which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders.

        In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

        Based on such examination, we are of the opinion that the issued and outstanding Common Shares are legally issued, fully paid and nonassessable and the Common Shares subject to acquisition upon the exercise of the warrant held by IBM Credit Corporation (the "IBM Warrant") and the warrant held by Redington, Inc. (the "Redington Warrant", together with the IBM Warrant, the "Warrants"), when paid for and issued in accordance with the Warrants, will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this Opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP

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  Exhibit 5.1